004 Putnam Income Fund attachment
4/30/05 Semi-annual

Results of November 11, 2004 shareholder meeting
(Unaudited)


A special meeting of shareholders of the fund was held on November 11, 2004. At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes 		Votes
      				For 		Withheld
Jameson A. Baxter 		314,066,113 	4,408,619
Charles B. Curtis 		314,045,762 	4,428,970
Myra R. Drucker 		314,298,796 	4,175,936
Charles E. Haldeman, Jr. 	313,648,930 	4,825,802
John A. Hill 			314,101,726 	4,373,006
Ronald J. Jackson 		314,123,654 	4,351,078
Paul L. Joskow 			314,093,042 	4,381,690
Elizabeth T. Kennan 		314,067,679 	4,407,053
John H. Mullin, III 		314,132,317 	4,342,415
Robert E. Patterson 		314,147,030 	4,327,702
George Putnam, III 		313,990,562 	4,484,170
A.J.C. Smith* 			314,003,069 	4,471,663
W. Thomas Stephens 		314,115,169 	4,359,563
Richard B. Worley 		314,413,701 	4,061,031


A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

			Votes 		Votes
      			For 		Against 	Abstentions
      			267,451,887 	10,410,303 	40,612,542


A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

      			Votes 		Votes
      			For 		Against 	Abstentions
      			267,945,926 	10,095,695 	40,433,111

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

      			Votes 		Votes
      			For 		Against 	Abstentions
      			273,825,312 	4,245,974 	40,403,446

A motion with respect to a proposal to approve an amendment to the funds Agreement and Declaration of Trust was not brought before the meeting and accordingly no vote was taken with respect to the proposal.



* Mr. Smith resigned from the Board of Trustees on January 14,
2005.

All tabulations are rounded to nearest whole number.